Exhibit 99.1

Form 4 Joint Filer Information

Name:	Kenneth H. Shubin Stein
Address:	1995 Broadway, Suite 1801
New York, NY 10023

Designated Filer:	Spencer Capital Management, LLC

Issuer & Ticker Symbol:	Celebrate Express, Inc. (BDAY)

Date of Event Requiring Statement:	August 29, 2008

Signature:	/s/ Kenneth H. Shubin Stein